Exhibit 4.1

(Stamp of the Secretary of State,
 filed Nov. 18, 1996)


                           CERTIFICATE OF DESIGNATION
                                       OF
                      Series A Convertible Preferred Stock
                                       OF
                                  XPLORER, S.A.

     Xplorer, S.A., a corporation organized and existing under the laws of the State of Nevada (the "Corporation") , does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Articles of incorporation, the Board of Directors of the Corporation adopted the following resolution establishing a series of 1,280,550 shares of Preferred Stock of the Corporation designated as


                      SERIES A CONVERTIBLE PREFERRED STOCK


     RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Articles of Incorporation, a series of Preferred Stock, $.001 par value per share, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and qualifications, limitations and restrictions thereof are as follows:

1. DESIGNATION AND AMOUNT. There shall be a series of Preferred Stock designated as "Series A Convertible Preferred Stock", and the number of shares constituting such series shall be 1,280,550. Such series is referred to herein as the "Series A Preferred Stock".

2. PAR VALUE. The par value for each share of Series A Preferred Stock shall be $.001.

3. RANK. All shares of Preferred Stock shall rank prior to all of the Corporation's common stock, $.001 par value (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary.

4. DIVIDENDS. The holders of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, dividends at a monthly rate of one percent (1%) of Series A Preferred Stock held, payable quarterly. The dividends will be paid in common stock of the Corporation on the basis of ten (10) shares of common stock for each share of Series A Preferred Stock. The holder of the Series A Preferred Stock may, upon written notice, have any dividends due, payable in additional Series A Preferred Stock instead of Common Stock. Dividends will be cumulative from the date of issuance of the Series A Preferred stock and will be payable quarterly to holders of record on


                                                                     Exhibit 4.1
the stock records of the Company on such record dates as shall be fixed by the Board of Directors of the Company. The Company plans to establish record dates of March 31, June 30, September 30 and December 31 with payment dates 15 days thereafter. Initial dividends will be prorated to the date of issuance of the Series A Preferred Stock starting September 30, 1996.

     Shares redeemed or converted after the record date for a dividend and before the payment date will be entitled to the dividend but no adjustment will be made on account of dividends with respect to the period after the last record date before the redemption or conversion, as the case may be.

     Unless all annual cumulative dividends on the Series A Preferred Stock have been paid, no dividends or other distributions may be paid or declared and set apart for payment on the Common Stock or any other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends.

     Nevada law provides that a corporation may pay dividends in cash or shares of its stock. Such dividends may be paid from either surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided, however, that if the capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out. of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. Surplus is defined as the excess of the net assets of the Company over the amount determined to be capital. The capital of the Company will be the aggregate of the par values of the shares of Common Stock and Series A Preferred Stock issued. Net assets means the amount by which total assets exceed total liabilities. Neither capital nor surplus are liabilities for this purpose. Thus, the amount by which the net proceeds received by the Company as a part of this offering exceeds the par value of the Common Stock and the par value of Series A Preferred Stock issued is included in surplus from which dividends may be paid.

5. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock are entitled to any unpaid dividends out of assets available for distribution to shareholders, prior to any distribution to holders of Common Stock or any other stock ranking junior to the Series A Preferred Stock. After payment of any dividends due and owing to which they are entitled, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

     A consolidation or merger of the Company with or into any other corporation or a sale of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the company.

6. REDEMPTION. The Series A Preferred Stock may be redeemed upon 30 days' written notice at a redemption price of ten (10) shares of Common Stock for each


                                                                     Exhibit 4.1
share of Series A Preferred stock per share commencing on October 1, 2002 as follows: After October 1, 2002, fifteen percent (15%) of the outstanding Series A Preferred Stock; after October 1, 2003, twenty-five percent (25%) of the outstanding Series A Preferred Stock; after October 1, 2004, thirty percent (30%) of the outstanding Series A Preferred Stock; and after October 1, 2005, the balance of the thirty percent (30%) of the outstanding Series A Preferred Stock. Series A Preferred Stock shareholders shall have the right to convert into Common Stock during this 30-day period. The redemption price shall be payable together with accumulated and unpaid dividends to the date fixed for redemption. If full cumulative dividends on the Series A Preferred Stock through the most recent dividend payment date have not been paid, the Series A Preferred Stock may not be redeemed in part unless approved by the holders of a majority of shares of the Series A Preferred Stock then outstanding and the Company may not purchase or acquire any share of Series A Preferred Stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock. If less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method.

     The shares of Series A Preferred Stock are not subject to any sinking fund or any other similar provision.

7. CONVERSION RIGHTS. Holders of the Series A Preferred Stock will have the right, at their option. to convert such shares into shares of Common Stock at any time at the conversion rate then in effect, provided that, if any of the series A, Preferred stock is redeemed, the conversion rights pertaining thereto will terminate on the third business day preceding the redemption date.

     Each share of Series A Preferred Stock will be convertible into ten (10) shares of Common Stock of the Company. No fractional share or scrip representing a fractional share will be issued upon conversion of the Series A Preferred Stock. Cash will be paid in lieu of fractional shares.

     The time of conversion and the amount allowed to be converted shall be as follows:

     Commencing October 1, 2002 - fifteen percent (15%) of the outstanding Series A Preferred Stock; after October 1, 2003, twenty-five percent (25%) of the outstanding Series A Preferred Stock; after October 1, 2004, thirty percent (30%) of the outstanding series A Preferred Stock; and after October 1, 2005, the balance of thirty percent (30%) of the outstanding Series A Preferred Stock.


     The conversion rate will be appropriately adjusted it the Company (a) pays a dividend or makes a distribution on its shares of Common Stock (but not the Series A Preferred Stock) which is paid or made in shares of Common Stock, (b) subdivides or reclassifies its outstanding shares of Common Stock, (c) its outstanding shares of Common Stock into a smaller of shares of Common Stock, (d) issues shares of Common Stock, or issues rights or warrants to all holders of its Common Stock entitling them to subscribe for a purchase shares of Common Stock (or securities convertible into Common Stock) , at a price per share less than the conversion price in effect immediately prior to the issuance thereof, or (e) distributes to all holders of its Common Stock evidences of its


                                                                     Exhibit 4.1
indebtedness or assets (excluding any dividend paid in cash out of legally available funds) subject to the limitation that adjustments by reason of any of the foregoing need not be made until they result in a cumulative change in the conversion rate of at least five percent (5%). The conversion rate will not be adjusted upon the conversion of shares of Series A Preferred Stock or presently outstanding stock options or warrants. For the purpose of making the above adjustments, the market price of a share of Common Stock shall be the average of the closing bid and asked prices for the Common Stock on the Over-The-Counter market.

     In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, or in case of any sale or conveyance to another corporation of the property of the company as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation, there will be no adjustment of the conversion price, but each holder of shares of Series A Preferred Stock then outstanding will have the right thereafter to convert such shares into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange sale or conveyance had such shares been converted immediately prior, to the effective date of such consolidation , merger, statutory exchange, sale or conveyance. In the case of a cash merger of the company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Series A Preferred Stock would thereafter be limited to converting the Series A Preferred Stock at the conversion price in effect at such time into the same amount of shares (Common Stock or Series A Preferred Stock) that such holder would have received had such holder converted the Series A Preferred Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received in conversion could be more or less than the liquidation preference of the Series A Preferred Stock.

     Series A Preferred Stock may be converted upon surrender of the stock certificate at least three (3) days prior to the redemption date at the offices of the Corporation at: 4750 Kelso Creek Road, Weldon, California 93283 with the form of "Election to Convert" on the reverse side of the stock certificate completed and executed as indicated. Shares of Common Stock issued upon conversion will be fully paid and non-assessable.


8. VOTING RIGHTS. Except as herein or by law expressly provided, the Series A Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of the stockholders. If however, and whenever, at any time or times, dividends payable on the Series A Preferred Stock shall be in default in an aggregate amount equivalent to six full quarterly dividends, the outstanding Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect a majority of the directors of the Corporation, and the remaining directors shall be elected by the other class or classes of stock entitled to vote therefor, at each meeting of the stockholders held for the purpose of electing directors, until such time as all dividends accumulated on the series A Preferred Stock shall have been paid in full, at which time the right of the Series A Preferred Stock to vote and to be represented at and to receive notice of meetings shall


                                                                     Exhibit 4.1
terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.


     At any time when such voting power shall be vested in the Series A Preferred Stock as herein provided, a proper officer of the Corporation shall, upon the written request of the holders of record of at least 10% in amount of the Series A Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the Series A Preferred Stock and of any other class or classes having voting power with respect thereto, for the purpose of electing directors. Such meeting shall be held at the earliest practicable date at the place for the holding of annual meetings of stockholders of the Corporation. If such meeting shall not be called by the proper officer of the Corporation within 20 days after personal service of the said written request upon the Secretary of the Corporation or within 20 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least 10% in amount of the Series A Preferred Stock then outstanding, may designate in writing one of their number to call such meeting, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for the holding of annual meetings of stockholders of the Corporation. Any holder of Series A Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to these provisions.

     At any meeting so called, and at any other meeting of stockholders held for the purpose of electing directors at which the Series A Preferred Stock shall have the right, voting separately as a class, to elect directors as aforesaid, the presence in person or by proxy of one-third of the outstanding shares of Series A Preferred Stock shall be required to constitute a quorum of such class for the election of any director by the Series A Preferred Stock as a class.

     At any such meeting or adjournment thereof, (a) the absence of a quorum of the Series A Preferred Stock shall not prevent. the election of the directors to be elected by the holders of stock other than the Series A Preferred Stock and the absence of a quorum of stock other than the Series A Preferred Stock shall not prevent the election of the directors to be elected by the holders of the Series A Preferred Stock, and (b) in the absence of such quorum either of the Series A Preferred Stock or of stock other than the Series A Preferred Stock, a majority of the holders, present in person or by proxy, of the stock which lacks a quorum shall have power to adjourn the meeting for the election of the directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     The term of office of all directors in office at any time when voting power, shall, as aforesaid, be vested in the Series A Preferred Stock shall terminate upon the election of any new directors at any meeting of stockholders called for the purpose of electing directors. Upon any termination of the right of the Series A Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office shall terminate upon the election of new directors at a meeting of the other class or classes of stock of the


                                                                     Exhibit 4.1

Corporation then entitled to vote for directors, which may be held at any time after such termination of voting right in the Series A Preferred Stock, upon notice as above provided, and shall be called by the Secretary of the Corporation upon written request of the holders of record of 10% of the aggregate number of outstanding shares of such other class or classes of stock then entitled to vote for directors.


9. TWO-THIRDS VOTE TO CHANGE RIGHTS, PREFERENCE, AND POWERS. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote at a meeting (the notice of which shall state the general character of the matters to be submitted thereat), or the written consent with or without a meeting of the holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock:

     (a) increase the authorized amount of Series A Preferred Stock; or authorize or create, or increase the authorized amount of, any additional class of stock ranking prior to or on a parity with the Series A Preferred Stock as to dividends or assets; or authorize or create, or increase the authorized amount of, any class of stock or obligations convertible into or evidencing the right to purchase any class of stock ranking prior to or on a parity with the Series A Preferred Stock as to dividends or, assets; or

     (b) amend, alter or repeal any of the provisions of the rights, preferences or powers of the outstanding Series A Preferred Stock fixed herein or determined by the Board of Directors as herein authorized; so as adversely to affect the rights, preferences or powers of the Series A, Preferred Stock or its holders.

10. STATUS OF ACQUIRED SHARES. Shares of Series A Preferred Stock redeemed by the Company or received upon conversion pursuant to Section 7 or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

11. PREEMPTIVE RIGHTS. The Series A Preferred Stock in not entitled to any preemptive or subscription rights in respect of any securities of the Company.

12. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or, invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.


                                                                     Exhibit 4.1

Dated: November 11, 1996


                                    XPLORER,  S.A.


                                    BY: /s/ Thomas C. Roddy
                                       -------------------------------
                                       Thomas C. Roddy, President


                                    By: /s/ Steven B. Mortensen
                                       ------------------------------
                                       Steven B. Mortensen, Secretary


STATE OF IDAHO             )
                           )   ss.
County of ADA              )

     On this 14th day of November, 1996, before me, the undersigned, a Notary Public in and for said State, personally appeared Thomas C. Roddy, and Steven B. Mortensen, known to me to be the President and Secretary of the Corporation that executed the foregoing instrument or the persons who executed the foregoing instrument on behalf of the said Corporation, and acknowledged to me that such Corporation or authorized persons executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


By: /s/
NOTARY PUBLIC FOR:   IDAHO
My Commission Expires:   8-17-2001

(Stamp of the Secretary of State
for Nevada, dated Nov. 18, 1996)




                                                                     Exhibit 4.1